Exhibit 99.1

Arcellx Provides First Quarter 2024 Financial Results

REDWOOD CITY, Calif., May 9, 2024 (BUSINESS WIRE) — Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today reported business highlights and financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Highlights

Cash, cash equivalents, and marketable securities:

As of March 31, 2024, Arcellx had cash, cash equivalents, and marketable securities of $691.0 million. Arcellx anticipates that its cash, cash equivalents, and marketable securities will fund its operations into 2027.

Collaboration revenue:

Collaboration revenue were $39.3 million and $17.9 million for the quarters ended March 31, 2024 and 2023, respectively, an increase of $21.4 million. This increase was primarily driven by changes in estimated transaction price used in calculating collaboration revenue under the license and collaboration agreement and amendment with Kite Pharma, Inc. (Kite).

R&D expenses:

Research and development expenses were $32.3 million and $32.9 million for the quarters ended March 31, 2024 and 2023, respectively, a decrease of $0.6 million. This decrease was primarily driven by a decrease in costs associated with our anito-cel clinical program, with such costs primarily relating to expenses associated with our Lonza manufacturing services agreement. The decrease was partially offset by increased personnel costs, which includes non-cash stock-based compensation expense.

G&A expenses:

General and administrative expenses were $22.7 million and $15.4 million for the quarters ended March 31, 2024 and 2023, respectively, an increase of $7.3 million. This increase was primarily driven by increased personnel costs, which includes non-cash stock-based compensation expense.

Net income or loss:

Net loss was $7.2 million and $27.3 million for the quarters ended March 31, 2024 and 2023, respectively.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx’s lead product candidate, anito-cel, is being developed for the treatment of relapsed or refractory multiple myeloma (rrMM) in a Phase 2 pivotal trial. Anito-cel has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also developing its dosable and controllable CAR T therapy, ARC-SparX, through two Phase 1 programs, ACLX-001 for rrMM and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on X (Twitter) at @arcellx and LinkedIn.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including, without limitation, Arcellx’s plans for the research, pre-clinical and clinical development of its product candidates; Arcellx’s expectations regarding the potential impact of its product candidates and platforms on patients and cell therapy; and the sufficiency of cash, cash equivalents and marketable securities and Arcellx’s ability to fund operations through certain regulatory milestones and timelines. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Securities and Exchange Commission (SEC) on or about the date hereof, and the other documents that Arcellx may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ARCELLX, INC.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2024	December 31, 2023
Cash, cash equivalents, and marketable securities	$691,021	$729,185
Total assets	779,695	825,132
Total liabilities	283,122	339,752
Total stockholders’ equity	496,573	485,380

ARCELLX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$39,256	$17,912
Operating expenses:
Research and development	32,318	32,932
General and administrative	22,748	15,437

Total operating expenses	55,066	48,369

Loss from operations	(15,810)	(30,457)
Other income, net	8,612	3,442

Loss before income taxes	(7,198)	(27,015)
Income tax expense	—	329

Net loss	(7,198)	(27,344)
Other comprehensive loss:
Unrealized gain (loss) on marketable securities	(1,059)	307

Comprehensive loss	$(8,257)	$(27,037)

Net loss per share attributable to common stockholders—basic and diluted	$(0.14)	(0.58)

Weighted-average common shares outstanding—basic and diluted	52,757,973	46,769,380

Contacts:

Investors:

Myesha Lacy

ir@arcellx.com

510-418-2412

Media:

Andrea Cohen

Sam Brown Inc.

andreacohen@sambrown.com

917-209-7163

###